                                                                    EXHIBIT 99.1

DATE:  October 28, 2003

FROM:                                      FOR:
Padilla Speer Beardsley Inc.               DURA Automotive Systems, Inc.
1101 West River Parkway                    2791 Research Drive
Minneapolis, Minnesota 55415               Rochester Hills, Michigan 48309

Marian Briggs (612) 455-1742               David Bovee (248) 299-7500


FOR IMMEDIATE RELEASE


                     DURA AUTOMOTIVE ANNOUNCES NOTE OFFERING

         ROCHESTER HILLS, Mich., October 28, 2003 -- DURA Automotive Systems, Inc. (Nasdaq: DRRA), announced today that through its wholly owned subsidiary, Dura Operating Corp., it intends to offer an additional $50 million in aggregate principal amount of 8 5/8% senior notes due 2012, subject to market and other conditions. The terms of the notes offered will be substantially identical to the issuer's existing $350 million 8 5/8% senior notes due 2012. The notes will be offered only to qualified institutional buyers under Rule 144A under the Securities Act of 1933 and to non-U.S. Persons outside the United States under Regulation S under the Securities Act. DURA anticipates using the net proceeds of the offering to replenish cash balances used to fund the acquisition of Creation Group Holdings, Inc. in July 2003. Any cash balances will be available for general corporate purposes, including working capital and capital expenditures.

         The notes have not been registered under the Securities Act or the securities laws of any state, and may not be offered or sold in the United States or outside the United States absent registration or an applicable exemption from registration requirements under the Securities Act and any applicable state securities laws. DURA intends to offer to exchange the unregistered notes for substantially identical registered notes following the completion of the offering. After the exchange, these notes will be identical to, and will trade as a single series with, the existing senior notes.

         This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.



This press release contains forward-looking statements that are subject to risks and uncertainties. These statements often include words such as "believe," "expect," "project," "anticipate," "intend," "plan," "estimate," or similar expressions. These statements are based on current expectations and assumptions that DURA has made in light of its experience in the industry as well as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including but not limited to (i) expected synergies, economies of scale and cost savings from the company's acquisitions not being fully realized or realized within the expected times frames; (ii) unanticipated difficulties servicing the indebtedness of the company; (iii) costs or operational difficulties related to integrating the operations of the acquired entities with those of the company being greater than expected; (iv) labor disputes involving the company or its significant customers; (v) risks associated with conducting business in foreign countries; and (vi) general economic or business conditions affecting the automotive industry, either nationally or regionally, being less favorable than expected.